Exhibit 10.17

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT is dated and made effective as of June 25, 2014, by and between GREGORY PHARMACEUTICAL HOLDINGS, INC. d/b/a UPM PHARMACEUTICALS, a corporation organized under the laws of the State of Maryland, and having a principal place of business at 501 Fifth Street, Bristol, Tennessee 37620 (“UPM” or “Supplier”), and BioPharmX, Inc., a corporation organized under the laws of the State of Delaware, with its corporate headquarters located at 1098 Hamilton Court, Menlo Park, California 94025 (“Buyer”) (each individually a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, Buyer is in the business of distributing and marketing a variety of pharmaceutical products; and

WHEREAS, Buyer wishes Supplier to supply Product, as described in more detail on Schedule 1 attached hereto (the “Product”), and Supplier desires to manufacture in bulk and sell such Product to Buyer in the forms delineated on Schedule 1 on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1                               Intentionally Deleted.

1.2                               Affiliate.  “Affiliate” shall mean any corporation or non-corporate entity which controls, is controlled by, or is under common control with a Party.  A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.3                               Agreement.  “Agreement” shall mean this Supply Agreement.

1.4                               Audit.  “Audit” shall mean a review by Buyer or its Affiliates or their appointed representatives of Supplier’s processes, procedures, and documents (or of any subcontractor permitted pursuant to Article 15.2) as described in Article 7.1 of this Agreement.

1.5                               cGMP.  “cGMP” shall mean current good manufacturing practices as set forth in Title 21 of the Code of Federal Regulations, as may be amended from time to time.

1.6                               Confidential Information.  “Confidential Information” shall mean all confidential or proprietary information, data, know-how, and all other business, technical, and financial data disclosed hereunder, by one Party or any of its Affiliates to the other Party or any of its Affiliates, under this Agreement or the NDA (as defined in Article 11) except any portion thereof which:

(a)                                 at the time of disclosure, is generally available to the public;

(b)                                 after disclosure hereunder, becomes generally available to the public, except through breach of this Agreement or the NDA by the recipient;

(c)                                  the recipient can demonstrate by written records was in its possession prior to the time of such disclosure by the disclosing Party hereunder, and was not acquired directly or indirectly from the disclosing Party or its Affiliates;

(d)                                 becomes available to the recipient from a Third Party which is not legally prohibited from disclosing such Confidential Information, provided such Confidential Information was not acquired directly or indirectly from the disclosing Party or its Affiliates;

(e)                                  the recipient can demonstrate was developed by or for the recipient independently of the disclosure of Confidential Information by the disclosing Party or its Affiliates; or

(f)                                   is required to be disclosed by legal process; provided, in each case the Party so disclosing information timely informs the other Party and uses its best efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other Party to attempt by appropriate legal means to limit such disclosure.

Notwithstanding the foregoing, any information regarding the Product that is generated or developed by Supplier under this Agreement shall be the Confidential Information of Buyer.

Written Confidential Information shall be identified by the disclosing Party as being confidential by stamping the cover pages of such information with the word “Confidential,” or with words of similar import.  Confidential Information disclosed orally, visually and/or in another tangible form shall be identified by the disclosing Party to the receiving Party as confidential at the time of such disclosure.  Confidential Information shall also include all information disclosed by one Party to the other Party which would reasonably be recognized as confidential or proprietary information.

1.7                               FD&C Act.  “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

1.8                               FDA.  “FDA” shall mean the United States Food and Drug Administration, or any successor entity.

1.9                               Facility.  “Facility” shall mean Supplier’s manufacturing facility located in Bristol, Tennessee.

1.10                        Indemnified Amounts.  “Indemnified Amounts” shall have the meaning set forth in Article 10.1(a).

1.11                        Intentionally Deleted.

1.12                        Marketing Authorizations.  “Marketing Authorizations” shall mean the regulatory filing, if any, required to be made by or on behalf of Buyer with, and approved by, the FDA, that allows Buyer to market Product in the Territory, including without limitation, any supplements or amendments thereto.

1.13                        Product Manufacturing Specifications.  “Product Manufacturing Specifications” shall mean the specifications for the Product described in the documents and other materials set forth on Schedule 1.14 attached hereto and made a part hereof, as determined in accordance with the analytical methodology set forth therein, and as same is revised or supplemented from time to time.

1.14                        Product Packaging Specifications.  “Product Packaging Specifications” shall mean the packaging and labeling specifications for the Product described in the documents and other materials set forth on Schedule 1.14 attached hereto and made a part hereof, and as same is revised or supplemented from time to time.

1.15                        Product Specifications.  “Product Specifications” shall mean the Product Manufacturing Specifications and the Product Packaging Specifications.

1.16                        CPI.  “CPI” shall mean the Consumer Price Index for all goods, published by the United States Department of Labor, Bureau of Labor Statistics.

1.17                        Term.  “Term” shall include the Term as defined in Article 9.1 hereof, and any renewal or extension of this Agreement.

1.18                        Territory.  “Territory” shall mean the United States, Canada, and their territories and possessions.

1.19                        Third Party.  “Third Party” shall mean any party other than Buyer, Supplier, and their respective Affiliates.

ARTICLE 2
SUPPLY OF PRODUCT; FORECASTS; ORDERS; ETC.

2.1                               Supply of Product.  Supplier agrees to supply and sell Product to Buyer in accordance with the terms and conditions of this Agreement, the Product Price Schedule (Schedule 3.1 of this Agreement), the Quality Agreement (Schedule 4 of this Agreement), and the Product Specifications, and Buyer agrees to purchase the Product from Supplier.  Supplier shall be the primary supplier of Product for Buyer in the Territory.  Buyer shall be allowed to qualify a secondary supplier and permit that secondary supplier to supply up to twenty percent (20%) of Buyer’s requirements during any calendar year.  In consideration of the Product prices established pursuant to Article 3, and the other terms and conditions of this Agreement, Supplier shall meet Buyer’s forecast requirements for the Product during the Term of this Agreement.  In addition, Supplier shall use its commercially reasonable efforts to meet Buyer’s reasonable requirements in excess of such forecasts.  The primary/secondary supplier form of exclusivity shall be terminated if Supplier is unable or unwilling to manufacture Product as set forth in Product Specification (herein Schedule 1.14) or as a result of a breach of any of Supplier’s warranties or representations that is not cured within an applicable cure period, negligence, willful misconduct or repeated failure to deliver conforming Product such that Buyer reasonably believes Supplier is unable to consistently deliver conforming Product.  The primary/secondary supplier form of exclusivity shall be suspended in the event Supplier is unable to meet Buyer’s forecasted quantity demands until such time as Supplier is able to meet Buyer’s quantity demands.  The foregoing termination and suspension remedies, as applicable, shall be Buyer’s sole remedies for any failure of supply.  The parties have executed contemporaneously with the execution of this Agreement a Memorandum of Understanding (“MOU”) (attached hereto as Schedule 2.1).  The MOU shall apply to all batch production under this Agreement until such time as the Sodium Selenite testing methods and validation referenced therein are complete and are producing compliant Product.  Once Sodium Selenite testing methods and validation are complete and are producing compliant Product the MOU shall expire of its terms and all batch production issues addressed therein shall be addressed as herein provided.  The MOU supersedes this Agreement only so long as the Sodium Selenite testing methods and validation are incomplete and are not producing compliant Product.

2.2                               Forecasts.  Buyer shall submit to Supplier no later than thirty (30) days before the first day of every calendar quarter (i.e., January 1, April 1, July 1, and October 1) during the Term hereof; a twelve (12) month rolling forecast (“Forecast”) organized by months and Product stock keeping units (“SKUs”) setting forth orders Buyer expects to place for each of the Products during the twelve (12) month period commencing with the beginning of said calendar quarter.  Buyer shall make all Forecasts in good faith given market and other information available to Buyer.

2.3                               Orders.

(a)                                 Purchase Orders.  Buyer shall purchase Product solely by written purchase orders for the Product; provided, however, that the terms and conditions of this Agreement shall be controlling over any terms and conditions in such purchase orders.  Buyer shall submit each such written purchase order to Supplier at least ninety (90) days in advance of the date specified in each purchase order on which delivery of the Product is required.  Notwithstanding the foregoing, Supplier shall use reasonable efforts to meet any request of Buyer for delivery of Product in less than ninety (90) days, and further, Supplier will attempt to accommodate any changes requested by Buyer in delivery schedules for Product following Supplier’s receipt of purchase orders from Buyer.  Upon receipt of each purchase order by Supplier hereunder, Supplier shall issue to Buyer a written acceptance or rejection of each purchase order within five (5) business days of Supplier’s receipt of such purchase order from Buyer.  Rejection of the purchase order is only permitted for purchase orders from Buyer that exceed Buyer’s Forecast and are deemed commercially unreasonable.  If Supplier accepts such purchase order, Supplier shall supply the Product in such quantities (with any variances permitted hereunder) on the delivery dates specified in such purchase order, unless a purchase order exceeds Buyer’s Forecast or the Parties otherwise mutually agreed in writing.  Supplier is not entitled to accept verbal orders of any kind for the production of finished Product hereunder.

(b)                                 Purchase Quantities.  Quantities of Product actually shipped by Supplier may vary from the quantities specified in any purchase order by up to [*] percent ([*]%), or as mutually agreed upon by the parties, and still be deemed to be in compliance with such purchase order; provided, however, Buyer only shall be invoiced and required to pay for the quantities that Supplier actually ships to Buyer.

2.4                               Delivery and Shipping Terms.  Delivery by Supplier of the Product shall be FOB (Incoterms 2010) the Facility, in accordance with the shipping and handling instructions specified by Buyer in each purchase order.  Title to the Product shall pass to Buyer at the time of delivery of the Product to Buyer’s designated carrier for shipment at the point of shipment.  All Product shall be shipped to Buyer in appropriate shipping containers as agreed upon by the Parties.

2.5                               Raw Materials and Components.  Supplier shall procure all raw materials, components, and other resources required in connection with production of the Product hereunder except those raw materials and components as set forth on Schedule 2.5, which Buyer shall provide to Supplier in a format acceptable to Supplier and in a timely manner (the “Buyer-supplied Materials”).  Buyer is required to pay for all raw materials, components, and other resources required in connection with production of the Product hereunder in advance of Supplier’s procurement.  The raw materials, components, and other resources purchased in advance of Supplier’s procurement shall be used exclusively in the manufacturing of Product for Buyer.

ARTICLE 3
PRICE; PAYMENT

3.1                               Prices for Product.

(a)                                 Upon receipt of an invoice from Supplier, Buyer shall pay to Supplier during the term of this Agreement the applicable Product prices as set forth on Schedule 3.1  for each batch of Product supplied by Supplier to Buyer pursuant to this Agreement, subject to adjustment as set forth in Articles 3.1(b) and (c) below.  In addition, Buyer shall pay to Supplier for the costs of stability testing required, if any, and performed by UPM as provided in Schedule 3.1.

(b)                                 Annual Adjustments.  On January 1 of each calendar year, the Product prices may be increased or decreased annually by a percentage mutually agreed upon by the Parties, which shall not exceed the lesser of five percent (5%) or the annual percentage change in the United States Department of Labor, Consumer Price Index for all goods (“CPI”) for the immediately preceding annual period (the “Annual Adjustment”).  Increases or decreases in the

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Product Price pursuant to this Section 3.1(b) shall become effective for all purchase orders accepted by Supplier after January 1 of each year.

(c)                                  Extraordinary Price Increase or Decrease.  Any extraordinary one-time changes in raw material or packaging component costs, provided the impact to total cost of goods for that Product exceeds 5%, may be incorporated into the price provided UPM or BioPharmX is able to supply supporting documentation reasonably satisfactory to justify the extraordinary increase or decrease.

3.2                               Method of Payment.  Buyer shall pay Supplier for each shipment of Product in the amount invoiced within thirty (30) days from the date of the shipment or invoice, whichever occurs later.  Buyer shall be entitled to a two percent (2%) discount from the invoiced amount if the Buyer pays such invoice within ten (10) days after the Buyer’s receipt of an invoice.  Payments not received by Supplier within such thirty (30) day period shall accrue interest at the rate of ten percent (10%) per annum.  Any amounts due and not paid within sixty (60) days of the date of the shipment shall be subject to a late payment penalty of ten percent (10%) of the gross amount of the invoice.  All payments due hereunder to Supplier shall be made in United States Dollars.

ARTICLE 4
WARRANTIES

4.1                               Warranties of Supplier.

(a)                                 Supplier warrants to Buyer that the Product, at the time of sale and shipment to Buyer by Supplier, (1) will conform to the applicable Product Specifications, as then in effect; and (2) if applicable, will not be (i) adulterated or misbranded within the meaning of the FD&C Act, (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act, (iii) manufactured, sold or shipped in violation of any agreement, judgment, order, or decree to which Supplier is a party, or otherwise (iv) manufactured, sold, or shipped in violation of any applicable federal, state, or local law, rule, regulation or ordinance in any material respect.

(b)                                 Supplier represents and warrants that there is no claim, suit, proceeding, or other investigation pending, or to the actual knowledge of Supplier, overtly threatened against Supplier which is likely to prevent or materially interfere with Supplier’s performance under this Agreement or materially adversely affect the rights and interests of Buyer hereunder.

(c)                                  Supplier represents and warrants that neither it nor any member of its staff has been disqualified or debarred by the FDA for any purpose.  If during the term of this Agreement, Supplier becomes aware that Supplier or any member of its staff is or is about to become disqualified or debarred, Supplier will provide immediate written notice of same to Buyer.

(d)                                 Supplier represents and warrants that neither it nor any member of its staff has been charged with or convicted under federal law for conduct relating to the development or approval of any Marketing Authorization, or otherwise relating to the regulation of any drug product under any relevant statute, law, or regulation.  If at any time Supplier or any member of its staff is charged with or convicted under federal law for conduct relating to the development or approval of any Marketing Authorization, or otherwise relating to the regulation of any drug product under any relevant statute, law, or regulation, Supplier will provide immediate written notice of same to Buyer.

(e)                                  Supplier represents and warrants that it shall comply in all material respects with all federal and state laws and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act.

(f)                                   Supplier represents and warrants to Buyer that all corporate action on the part of Supplier and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and the performance of all obligations of Supplier hereunder has been taken.

4.2                               Warranties of Buyer.

(a)                                 Buyer represents and warrants that it shall comply in all material respects with all federal and state laws and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act.

(b)                                 Buyer hereby represents and warrants to Supplier that all requisite action on the part of Buyer and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and the performance of all obligations of Buyer hereunder has been taken.

(c)                                  Buyer represents and warrants that there is no claim, suit, proceeding, or other investigation pending, or to the actual knowledge of Buyer, overtly threatened against Buyer which is likely to prevent or materially interfere with Buyer’s performance under this Agreement or materially adversely affect the rights and interests of Supplier hereunder.

(d)                                 Buyer represents and warrants that neither it nor any member of its staff has been disqualified or debarred by the FDA for any purpose.  If during the term of this Agreement, Buyer becomes aware that Buyer or any member of its staff is or is about to become disqualified or debarred, Buyer will provide immediate written notice of same to Supplier.

(e)                                  Buyer represents and warrants that neither it nor any member of its staff has been charged with or convicted under federal law for conduct relating to the development or approval of any Marketing Authorization, or otherwise relating to the regulation of any drug product under any relevant statute, law, or regulation.  If at any time Buyer or any member of its staff is charged with or convicted under federal law for conduct relating to the development or approval of any Marketing Authorization, or otherwise relating to the regulation of any drug product under any relevant statute, law, or regulation, Buyer will provide immediate written notice of same to Supplier.

(f)                                   Buyer represents and warrants that the Buyer-supplied Materials (1) will be supplied to Supplier timely in an amount sufficient to meet Buyer’s manufacturing needs, (2)

will meet all necessary specifications hereunder, (3) if applicable, will have been manufactured in accordance with cGMPs as in effect at the time of manufacture; and (4) if applicable, will not be (i) adulterated or misbranded within the meaning of the FD&C Act, (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act, (iii) manufactured, sold or shipped in violation of any agreement, judgment, order, or decree to which Supplier is a party, or otherwise (iv) manufactured, sold, or shipped in violation of any applicable federal, state, or local law, rule, regulation or ordinance in any material respect.

(g)                                 Buyer represents and warrants that to its knowledge neither the Buyer-supplied Materials nor the Product (except with respect to any methods or procedures used by Supplier) infringe or violate the intellectual property rights of any Third Party and it will promptly notify Supplier in writing should it become aware of any claims asserting such infringement.

ARTICLE 5
PRODUCT SPECIFICATIONS

5.1                               Certificate of Analysis.  Supplier shall furnish to Buyer with each shipment of finished Product hereunder a certificate of analysis reflecting that such finished Product meets the Product Specifications.  However, Buyer shall have the exclusive right and responsibility for the ultimate approval or rejection of finished Product produced by Supplier hereunder, pursuant to and in accordance with Article 6 below.

5.2                               Notice of Failure to Meet Specifications.  Supplier shall promptly notify Buyer, but at least within seventy-two (72) hours, of the discovery of any batch or lot of finished Product, which has previously been approved in accordance with procedures set forth herein, is out of specification.  Supplier will notify Buyer in writing of such fact along with details concerning the nature of any such failure to meet the Product Specifications.  Supplier will make, at its expense, such further internal investigation of any failure to meet the Product Specifications that is appropriate under the circumstances and otherwise consistent with its obligations hereunder.  The liability for costs associated with any such batch or lot of finished Product shall be determined in accordance with Article 6 below.

5.3                               Product Specifications Changes.

(a)                                 In the event that Buyer is required to change the Product Specifications pursuant to a change in raw material suppliers, or pursuant to applicable law, rule, or regulation or in response to the order or request of a governmental authority or regulatory body, or the Product Specifications are changed by Buyer pursuant to Article 5.3(b), Buyer shall promptly advise Supplier in writing of any such change and Supplier shall promptly advise Buyer as to any scheduling adjustments or Product price adjustments which may result from any such change.  Any such Product price adjustments pursuant to this Section 5.3(a) shall be borne by Buyer.

(b)                                 Buyer shall have the right at Buyer’s sole cost to change the Product Specifications upon prior written notice to Supplier.

ARTICLE 6
CLAIMS

6.1                               Claims.  In the event that any of the Product at the time of delivery to Buyer pursuant to this Agreement by Supplier shall fail to conform with any warranty set forth herein relating to quality and/or the Product Specifications (a “Nonconformity”), Buyer may reject such Product by giving written notice to Supplier within ten (10) days after Buyer’s discovery of Nonconformity of such Product.  Buyer shall be deemed to have accepted the Product if it is not rejected within such ten (10) day period.  Any notice given hereunder shall specify the manner in which the Product fails to conform with such warranty and/or Product Specifications.  If there is a disagreement between the Parties as to whether any Product meets the Product Specifications, then samples and/or batch records, as appropriate, from the batch that is in dispute promptly will be submitted for testing and evaluation to an independent Third Party (including a Third Party testing laboratory) as shall be agreed to in writing by both Parties.  The determination of such Third Party as to whether such Product meets the Product Specifications will be final and binding.  If it is determined that there is a Nonconformity, the cost of any testing or evaluation by a Third Party shall be borne by Supplier and, at Buyer’s election, Supplier shall either (i) replace such nonconforming Product and reimburse Buyer for Buyer-supplied Materials used in the nonconforming Product, or (ii) in lieu of replacing such nonconforming Product, credit Buyer’s account for the price invoiced for such nonconforming Product as well as the Buyer-supplied Materials used in the nonconforming Product (or if payment therefor has previously been made by Buyer, pay Buyer the amount of such credit or offset the amount thereof against other amounts then due hereunder to Supplier).  If it is determined that there is not a Nonconformity, Supplier shall have no liability to Buyer with respect thereto and the cost of the Product and any testing and evaluation by a Third Party shall be borne by Buyer.  The foregoing remedy (along with the termination of primary/secondary buyer exclusivity referenced in Article 2.1 in the event of Supplier’s breach that is not cured within an applicable cure period, negligence, willful misconduct or repeated failure to deliver conforming Product such that Buyer reasonably believes Supplier is unable to consistently deliver conforming Product) constitutes the exclusive remedy against Supplier, and the entire liability of Supplier in connection with any rejected batch.

ARTICLE 7
AUDITS; COMPLAINTS; REGULATORY MATTERS; ETC.

7.1                               Audits.

(a)                                 Performance of Audits.  Buyer or its Affiliates shall have the right, at Buyer’s sole expense, to conduct an Audit, upon thirty (30) calendar days written notice to Supplier (the notice must identify any specific audit requests and necessary contact person), no more than one (1) time per calendar year, during Supplier’s normal business hours, of all records, documents, processes, procedures, and facilities directly associated with the manufacture, processing, and packaging of the Product, as well as with the receipt, storage, and issuance of raw materials, labeling and packaging components, and ingredients thereof.  Notwithstanding the immediately preceding sentence, in the event of a rejection of Product by Buyer because of a failure to meet Product Specifications, then Buyer shall have the right to request an additional

Audit under the provisions of this Article 7.1 with consent to such additional Audit not being unreasonably withheld by Supplier.  In no event shall an Audit exceed two (2) business days in duration and in no event shall more than two (2) auditors be allowed in the Facility unless mutually agreed in writing by the parties.  Buyer warrants that all inspections and Audits hereunder shall be carried out in a manner that does not unreasonably interfere with Supplier’s normal and ordinary conduct of business and that ensures the continued confidentiality of Supplier’s other business and technical information.  Any such Buyer representatives shall be reasonably qualified in terms of auditing skill to conduct Audits, shall execute a written agreement to maintain in confidence all information obtained during the course of any such Audit except for disclosure to Buyer, and shall comply with Supplier’s normal security and safety regulations.  Buyer’s exercise or failure to exercise any of its rights to audit Supplier’s Facility or records pursuant to this Section shall in no way alter or affect Supplier’s obligations under this Agreement.

(b)                                 Audit Feedback.  Within thirty (30) days of completing any Audit hereunder, Buyer shall submit to Supplier a written report outlining its findings and/or observations from any such Audit.  If deficiencies are discovered during an Audit that could, in Buyer’s opinion, prevent Supplier from satisfying the requirements of Supplier’s or Buyer’s FD&C Act obligations applicable to the Product, and Supplier in good faith disputes the observations or conclusions of Buyer, then the Parties shall promptly enter into good faith discussions to resolve their differences.  Within fifteen (15) days of receipt of this audit report, Supplier shall provide Buyer in writing a proposed action plan subject to Buyer’s prior written approval to address the issues described by Buyer in the report.  Within fifteen (15) days of receiving the proposed action plan, Buyer will approve or reject the proposed action plan.  If the proposed action plan is approved by Buyer, Supplier will execute the actions described in the proposed action plan on the schedule defined by the action plan.  If the Parties fail to resolve their differences within thirty (30) days of receipt of the audit report, then the disputed points shall be resolved by submitting same to a mutually agreeable Third Party consultant in the same manner and under parameters similar to those contemplated under Article 6.1 for disputes related to nonconforming Product.  That is, the Parties shall be bound by the decision of the Third Party consultant and the Party in error shall bear the costs and expenses of the Third Party consultant.  If both Parties are in error, they shall share the costs equally.  If Supplier does not, in good faith, dispute the observations made during any Audit it shall promptly correct those deficiencies at its own cost, and shall notify Buyer in writing when those deficiencies are corrected.

7.2                               Complaints; Adverse Events.  Supplier shall notify Buyer of (i) any adverse drug experience or reaction reports or any other reports or information indicating that any of the finished Product hereunder have any toxicity, sensitivity reactions, or are otherwise alleged to cause illness or injury of any kind or are adulterated or misbranded, or (ii) any product complaints made by customers that will or could cause action by FDA to be issued, within twenty-four (24) hours of becoming aware of any such difficulties, and shall thereafter reasonably cooperate with Buyer relative to any investigation or inquiry that may be initiated by the FDA with respect thereto, and shall further provide Buyer with all data or other information that Buyer may reasonably require in connection with any reports or correspondence that Buyer files with the FDA relative to any such adverse drug reaction.  Notwithstanding any other provision of this Article 7.2, it is understood by the Parties that Buyer shall have the sole authority and final responsibility for responding to any adverse drug reaction reports, product complaints, or making any contact with customers or any regulatory agencies concerning any problems with the finished Product produced hereunder or the manufacturing process by which they are produced.  Supplier agrees to support Buyer in responding to such complaints as needed.

7.3                               Returns.  Customer Product returns shall be the sole responsibility of Buyer, and Supplier shall have no obligation with respect to any such returned Product except as may be otherwise specified in this Agreement.

7.4                               Regulatory Matters.

(a)                                 General Compliance.  Supplier will, at its sole expense, comply with all federal, state, and local laws, regulations, and standards and specifications applicable to production by Supplier of the Product and its performance of its obligations hereunder, including, without limitation, all applicable regulations of or requirements under licenses, registrations, permits, or approvals from the FDA with the exception of Prescription Drug User Fee Act Fees (“PDUFA”) and Generic Drug User Fee Act Fees (“GDUFA”), if any, that are due and owing from Supplier to FDA or other governmental authority.  Supplier divides its fee obligation regarding PDUFA and GDUFA amongst all of its customers for whom it produces such products and Supplier shall inform Buyer of its percentage and amounts due.  Buyer’s Product is a dietary supplement and therefore Supplier will not pass any PDUFA or GDUFA obligation to Buyer for that Product provided that such Product remains outside the purview of PDUFA and GDUFA.  In the event Product (or such other products that are subsequently added to this Agreement, if any) becomes subject to PDUFA then Buyer will pay PDUFA fees for its Products.  In the event Product (or such other products that are subsequently added to this Agreement, if any) becomes subject to GDUFA Supplier shall charge Buyer a pro rata share, to be mutually agreed upon by both Parties, of GDUFA fees, if any.  Supplier will pay any fees, costs or expenses necessary to maintain licenses, registrations, permits, or approvals from the FDA which are applicable to production by Supplier of the Product, unless such cost or expenses are associated with a change in Product Specifications requested by Buyer or a new or modified regulatory requirement, specifically related to the Product, not in existence on the date hereof, in which case upon prior written notice by Supplier to Buyer, Buyer shall be responsible for any associated cost actually incurred by Supplier.

(b)                                 Validations and Qualifications.  Supplier will perform process and cleaning validation, analytical methods validation, and installation/operating qualification, and calibration of all equipment and facilities utilized in the manufacture, packaging, testing, storing, and release of finished Product.  Such validations, qualifications, and calibrations are to be in accordance with all current FDA regulations, and Supplier shall, through effective control procedures, ensure all such validations, qualifications, and calibrations will be current.  In general, Supplier will, at all times in the performance of its obligations hereunder, comply with its standard operating procedures for the Product.  Schedule 7.4(b) attached hereto contains certain process validation activities that are additional requirements.  Supplier agrees to perform these additional process validation activities and Buyer agrees to compensate Supplier for the performance of those additional process validation activities as provided in Schedule 7.4(b).

(c)                                  Batch Records.  Batch records, including information relating to the manufacturing, packaging, and quality control testing and analysis for each lot of finished Product produced hereunder, will be prepared as and when Supplier performs any such tasks.  These records shall include, if applicable and without limitation, the following: raw material and packaging or container/closure component release, mixing and filling records, container and component tracing records, equipment usage records, in-process and final laboratory testing results, in-process and final physical inspection results, finished product and labeling reconciliations, labeling and packaging records, records relating to deviations from approved procedures, out-of-specification investigative reports and records generally concerning investigative and corrective action by Supplier.  Batch records and all other records relating to production hereunder shall be retained by Supplier for the longer of the duration of this Agreement or the period required for meeting all rules and regulations of the FDA and other applicable regulatory agencies, and, upon the request of Buyer, Supplier shall promptly provide a copy of any applicable batch records to Buyer.

(d)                                 Notice of Warnings, Etc.  Supplier will notify Buyer promptly of any warning (including any FDA Form 483), citation, indictment, claim, lawsuit, or proceeding issued or instituted by any federal, state, or local governmental entity or agency against Supplier if, and only to the extent that, the manufacture of Product hereunder is affected, or of any revocation of any license or permit issued to Supplier, but only to the extent that such license or permit relates to Supplier’s performance of its obligations hereunder.

(e)                                  Stability.  Supplier will be responsible for taking and maintaining quality control stability samples required, if any, in support of the Marketing Authorizations for the Product, testing stability samples on a timely basis, and providing Buyer on an annual basis, and as otherwise reasonably requested by Buyer, with stability data.  Supplier will initiate a stability failure investigation on any stability test failure promptly (but at least within seventy-two [72] hours) of learning of any such deviation.  Supplier will notify Buyer promptly (but at least within seventy-two [72] hours) upon its actual discovery of objective evidence of a stability failure with regard to any of the Product.

7.5                               Inspections.  In the event Supplier’s manufacturing facility producing Product hereunder is inspected by representatives of any federal, state, or local regulatory agency in connection with Supplier’s manufacture of the Product, Supplier shall notify Buyer promptly (but at least within seventy-two [72] hours) upon learning of such inspection, and shall supply Buyer with copies of any correspondence or portions of correspondence which relate to the Product.  Buyer may send representatives to such manufacturing facility and may participate in any portion of such inspection relating to the Product (and shall do so upon the request of Supplier).  In the event Supplier receives any regulatory letter or comments from any federal, state, or local regulatory agency in connection with its manufacture of the Product requiring a response or action by Supplier, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a “Warning Letter,” Buyer promptly will provide Supplier with any data or information required by Supplier in preparing any response relating to Supplier’s manufacture of the Product, and will cooperate fully with Supplier in preparing such response.  Supplier shall provide Buyer with a copy of each such response relating to Supplier’s manufacture of the Product for Buyer’s review prior to submission of the response.

7.6                               Correspondence.

(a)                                 Correspondence Received by Buyer.  Buyer shall promptly (and in any event, within three (3) business days of the date of receipt of notice) notify Supplier in writing of, and shall provide Supplier with copies of, any correspondence and other documentation received or prepared by Buyer in connection with any of the following events: (i) receipt of a regulatory letter, warning, or similar item, from the FDA or any other regulatory authority in connection with the manufacture of the Product or storage of raw materials; (ii) any regulatory comments relating to the manufacture of the Product requiring a response or action by Buyer.

(b)                                 Correspondence Received by Supplier.  Supplier shall promptly (and in any event, within three (3) business days of the date of receipt of notice) notify Buyer in writing of, and shall provide Buyer with copies of, any correspondence and other documentation received or prepared by Supplier in connection with any of the following events: (i) receipt of a regulatory letter, warning, or similar item, from the FDA or any other regulatory authority in connection with the manufacture, packaging, and storage of the Product and; (ii) any regulatory comments relating to the manufacture of the Product or storage of raw materials requiring a response or action by Supplier.

ARTICLE 8
RECALLS

Supplier and Buyer each shall notify the other promptly if any batch of Product purchased by Buyer pursuant to this Agreement is alleged or proven to be the subject of a recall, market withdrawal, or correction, and the Parties shall cooperate in the handling and disposition of such recall, market withdrawal, or correction; provided, however, in the event of a disagreement as to any matters related to such recall, market withdrawal, or correction, other than the determination of who shall bear the costs as set forth in the immediately following sentence, Buyer shall have final authority with respect to such matters.  Buyer shall bear the cost of all recalls, market withdrawals, or corrections of Product purchased by Buyer pursuant to this Agreement unless such recall, market withdrawal, or correction shall have been the direct result of Supplier’s breach of any of its obligations or warranties set forth in Article 4.1 hereof, in which case Supplier shall bear the cost of such recall, market withdrawal, or correction.  The cost of recall, market withdrawal, or correction shall not include internal costs for either Party.  Only documented third party expenses actually incurred shall be recoverable.  Buyer shall maintain records of all sales of Product and customers sufficient to adequately administer a recall, market withdrawal or correction for the period required by applicable law.  Buyer shall, in all events and regardless of who bears the cost, be responsible for controlling and conducting any recalls, market withdrawals, or corrections with respect to the Product and Supplier will co-operate as reasonably required.

ARTICLE 9
TERM; TERMINATION

9.1                               Term.  Unless sooner terminated pursuant to the terms herein, this Agreement shall commence on the date hereof and shall continue until December 31 2020 (the “Term”).

9.2                               Termination for Default.  This Agreement may be terminated by either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided, however, the terminating Party shall first give to the defaulting Party written notice of the proposed termination of this Agreement, specifying the grounds therefor.  Upon receipt of such notice, the defaulting Party shall have ninety (90) days to respond by curing such default (or thirty (30) days with respect to a failure by Buyer to pay any amounts hereunder when due) or by delivering to the other Party a certificate that such breach is not capable of being cured within such ninety (90) days and that the defaulting Party is working diligently to cure such breach.  If the defaulting Party does not so respond or fails to so work diligently, then the other Party may terminate this Agreement.  Termination of this Agreement pursuant to this Article 9.2 shall not affect any other rights or remedies which may be available to the nondefaulting Party.

9.3                               Bankruptcy; Insolvency.  A Party may terminate this Agreement upon the occurrence of either of the following:

(a)                                 The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(b)                                 The filing by the other Party of a petition for relief under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.

9.4                               Expiration; Termination; Consequences.

(a)                                 Upon expiration or termination of this Agreement, whichever is sooner (but in the case of termination, only if directed by the terminating Party in the notice of termination), Supplier shall manufacture and ship, and Buyer shall purchase in accordance with the provisions hereof, any and all quantities of Product ordered by Buyer pursuant to this Agreement prior to the date on which such notice is given.

(b)                                 Upon expiration or termination of this Agreement, the obligations of Articles 1, 7, 8, 9, 10, 11, 14, and 15 shall survive the termination or expiration of this Agreement.

(c)                                  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to the effective date of such expiration or termination.

ARTICLE 10
INDEMNIFICATION

10.1                        Indemnification by Buyer.

(a)                                 Buyer hereby agrees to indemnify, defend, and hold harmless Supplier, its Affiliates and their respective directors, officers, employees, and agents from and against any and all third party damage, loss, liability, and expense (including, without limitation, reasonable attorney’s fees and expenses) (collectively, “Indemnified Amounts”) to the extent arising out of (i) the handling, transportation, use, marketing, sale, or clinical study of Product or Buyer-supplied Materials by or on behalf of Buyer; or (ii) Buyer’s breach of any of its warranties or representations hereunder or its negligence or willful misconduct; or (iii) for any allegation brought by a third party alleging infringement of intellectual property rights regarding the Product and the Product Specifications.

(b)                                 Buyer shall not be liable under this Article 10.1 for any settlement effected without its consent of any claim, litigation, or proceeding in respect on which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

10.2                        Indemnification by Supplier.

(a)                                 Supplier hereby agrees to indemnify, defend, and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, and agents from and against any and all Indemnified Amounts to the extent arising out of Supplier’s breach of any of its warranties or representations hereunder or its negligence or willful misconduct.

(b)                                 Supplier shall not be liable under this Article 10.2 for any settlement effected without its consent of any claim, litigation, or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

10.3                        Payments.  All amounts payable under this Article 10 shall be paid promptly after receipt by the indemnifying Party of written notice from the indemnified Party stating that such Indemnified Amounts have been incurred, the amount thereof and of the related indemnity payment and substantiation of such amount and such indemnity payment; provided, however, any disputed amounts shall be due and payable promptly after such amounts are finally determined to be owing by the indemnifying Party to the indemnified Party.

10.4                        Conduct of Litigation.  Each Party indemnified under the provisions of this Agreement, upon receipt of written notice of any claim, or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof to the Party from whom indemnity shall be sought hereunder; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure.  The indemnifying Party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying Party, which counsel may be any counsel reasonably satisfactory to the indemnified Party against whom such claim is asserted or who shall be the defendant in such action, and such indemnified Party shall bear all fees and expenses of any additional counsel retained by it.  Notwithstanding the immediately preceding sentence, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying Parties, and the indemnified Party shall have been advised by counsel that there may be a conflict between the positions of the indemnifying Party and the indemnified Party in conducting the defense of such action or that there are legal defenses available to such indemnified Party different from or in addition to those available to the indemnifying Party, then counsel for the indemnified Party shall be entitled, if the indemnified Party so elects, to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified Party, at the expense of the indemnifying Party, if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action.  If the indemnifying Party shall elect not to assume the defense of such claim or action, such indemnifying Party shall reimburse such indemnified Party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified Party in respect of such claim or action if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action; provided, however, that no such claim or action shall be settled without the written consent of the indemnifying Party.

10.5                        Survival of Indemnification Obligations.  The provisions of this Article 10 shall survive the expiration or termination of this Agreement.

10.6                        Disclaimer of Consequential Damages.  In no event shall either Party be liable to the other Party for incidental, special, or consequential damages, including, but not limited to, any claims for damages based upon lost profits.

10.7                        Limited Remedy.  EXCEPT FOR PERSONAL INJURY CAUSED BY SUPPLIER’S NEGLIGENCE OR WILLFUL MISCONDUCT, AND EXCEPT FOR CLAIMS CAUSED BY SUPPLIER’S INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR VIOLATION OF LAWS, AND EXCEPT WITH RESPECT TO ANY INDEMNIFICATION OBLIGATIONS OR RECALL OBLIGATIONS, BUYER’S SOLE AND EXCLUSIVE REMEDY AGAINST SELLER FOR ANY DEFECT OR OTHER FAILURE IN THE PRODUCT TO MEET THE REQUIREMENTS SET FORTH HEREIN IS SERVICES NECESSARY FOR PRODUCT REPLACEMENT OR REFUND AMOUNTS PAID BY BUYER FOR THE DEFECTIVE/FAILED PRODUCT.  THIS REMEDY IS TO THE EXCLUSION OF ALL OTHER REMEDIES.

ARTICLE 11
CONFIDENTIALITY; TECHNOLOGY

11.1                        Treatment of Confidential Information.  Buyer and Supplier entered into that certain Nondisclosure Agreement dated January 17, 2014 (the “NDA”) which document is incorporated herein by reference.  The rights and obligations of the Nondisclosure Agreement shall remain in full force and effect unaltered except by Article 11.2 below.

11.2                        Right to Disclose.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, each Party may disclose upon prior written notice to the other

Party, Confidential Information to its Affiliates, sublicensees, or consultants, on condition that such entities or persons agree in writing, with a copy provided to the other Party, (a) to keep the Confidential Information confidential for the same time periods and to the same extent as each Party is required to keep the Confidential Information confidential, and (b) to use the Confidential Information only for such purposes as such Party is entitled to use the Confidential Information.  Each Party or its Affiliates or sublicensees may disclose such Confidential Information to government or other regulatory authorities upon prior written notice to the other Party to the extent that such disclosure (i) is reasonably necessary to market commercially the Product, provided such Party is otherwise entitled to engage in such activities under this Agreement; or (ii) is otherwise legally required.

11.3                        Ownership of Technology.

(a)                                 Buyer Property.  Supplier acknowledges that Buyer, to Supplier’s knowledge and as between Supplier and Buyer, solely owns all right, title, and interest in and to the Product hereunder, including any modifications or improvements, including formulations, made by either party under this Agreement, together with any patent or other intellectual property rights therein (“Buyer Property”).  Supplier hereby assigns to Buyer all of its right, title and interest in and to the Buyer Property.  Upon the termination or expiration of this Agreement or upon Buyer’s written request at any time, Supplier agrees to deliver to Buyer any and all documents and information relating to the Buyer Property.

(b)                                 Supplier Property.  Notwithstanding Article 11.3(a), Buyer acknowledges that Supplier possesses certain technology, inventions, processes, know-how, trade secrets, improvements, discoveries, ideas, other intellectual properties and other assets, including but not limited to procedures and techniques, computer technical expertise, software, and certain technical expertise and conceptual expertise in the area of drug development, processing and manufacturing, which have been independently developed by Supplier or its Affiliates without the benefit of any information provided by Buyer (collectively “Supplier Property”).  Notwithstanding Article 11.3(a), Buyer and Supplier agree that any Supplier Property or improvements thereto which are used, improved, modified or developed by Supplier under or during the term of this Agreement are the product of Supplier’s technical expertise possessed and developed by Supplier or its Affiliates prior to or during the performance of this Agreement and are the sole and exclusive property of Supplier or its Affiliates, as the case may be.

ARTICLE 12
FORCE MAJEURE

12.1                        Effects of Force Majeure.  Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the making of payments due hereunder) in case such failure or delay is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, hurricane, weather conditions, war, riot, sabotage, embargo, strikes or other labor disputes, inability to obtain material, labor, fuel, equipment, or transportation, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control of the affected Party (a “Force Majeure Event”).  Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, such Party shall promptly resume performance hereunder.

12.2                        Notice of Force Majeure.  Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations hereunder.  Each Party further agrees to use reasonable efforts to correct the Force Majeure Event as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform such obligations.

12.3                        Termination.  If, as a result of a Force Majeure Event, a Party is unable fully to perform its obligations hereunder for any consecutive period of one hundred eighty (180) days, the other Party shall have the right to terminate this Agreement in its entirety, upon providing written notice to the nonperforming Party, such termination to be effective thirty (30) days from the date of such notice.

ARTICLE 13
PRESS RELEASES; USE OF NAMES

13.1                        Press Releases.  Any press release, publicity, or other form of public written disclosure related to this Agreement or the other Party prepared by one Party shall be submitted to the other Party prior to release for approval, which approval shall not be unreasonably withheld by such other Party.

13.2                        Use of Names.  Except as otherwise required by law or by the terms of this Agreement or mutually agreed upon by the Parties, neither Party shall make any use of the name of the other Party in any advertising or promotional material, or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may, without prior written consent, use the other Party’s name as required by law or regulating body, and Supplier may, with Buyer’s prior written approval, use Buyer’s name at exhibits/trade shows, in advertising brochures, and in journal advertisements.

ARTICLE 14
DISPUTE RESOLUTION; VENUE

14.1                        Exclusions.  Article 14.2 below shall not apply to any disputes arising under Article 10 (Indemnification) or Article 11 (Confidentiality; Technology;) hereof.  Article 14.2 below also shall not apply to any disputes with respect to whether any Product meets the Product Manufacturing Specifications, which disputes shall be governed by Article 6.1 hereof.

14.2                        Dispute Resolution.  To resolve any disputes between the parties arising out of or relating to this Agreement, Buyer or Supplier must first provide written notice to the other, specifying in as much detail as reasonably possible the source or reason for the dispute, the amount of claimed damages, if any, and the resolution proposed by the notifying party.  The receiving party shall respond in writing to any such notice within seven (7) business days after receipt.  The responding party may include in its reply a detailed description of any disputes it would like to resolve and the proposed resolutions.  The first notifying party shall respond within seven (7) business days.  If the dispute is not then resolved, the party first sending the notice may initiate voluntary nonbinding mediation conducted by a mutually agreed mediator.  If the parties cannot agree upon a mediator, a single mediator shall be appointed by the American Arbitration Association (“AAA”).  Mediation will be held in Atlanta, Georgia, if the dispute is brought by Buyer, and in San Francisco, California, if the dispute is brought by Seller.  Each party shall be responsible for their own expenses except that all mediation fees shall be split equally between the parties.  In the event mediation does not bring about resolution of the issue, the party first sending the notice may initiate arbitration proceedings in accordance with the rules of AAA before a single arbitrator appointed by AAA.  Arbitration will be held in Atlanta, Georgia, if the dispute is brought by Buyer, and in San Francisco, California, if the dispute is brought by Seller.  This provision is intended by the parties to be to the exclusion of court action or access to courts with the exception of special or injunctive relief proceedings.

ARTICLE 15
MISCELLANEOUS

15.1                        Independent Contractors.  The relationship between Buyer and Supplier is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, or principal and agent between Buyer and Supplier.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Third Party.

15.2                        Assignment; Subcontracting.  Neither Party may assign, subcontract, or delegate its rights or obligations under this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld); provided, however, either Party may assign its rights or obligations under this Agreement, without the prior written consent of the other Party, to (i) an Affiliate, provided that such Affiliate agrees in writing to be bound by this Agreement (such consent shall not be unreasonably withheld) or (ii) a successor in interest that acquires a Party by merger or acquisition or acquires all or substantially all of a Party’s assets related to this Agreement.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve either Party of its responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

15.3                        Continuing Obligations.  Termination, assignment, or expiration of this Agreement shall not relieve either Party of responsibility for performance of any obligations incurred prior thereto.

15.4                        Waiver.  No failure or delay on the part of the Parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

15.5                        Severability.  Both Parties hereto expressly agree and contract that it is not the intention of either Party to violate any public policy, statutory, or common laws, rules,

regulations, treaties, or decisions of any government or agency thereof.  If any provision or part thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of the provision or the other provisions and each shall remain in full force and effect.

15.6                        Headings.  The table of contents and all headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

15.7                        Exhibits and Schedules.  All exhibits and schedules referred to herein form an integral part of this Agreement and are incorporated into this Agreement by reference.

15.8                        Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested; (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile (with the original promptly sent by any of the foregoing manners).  Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:

If to Buyer:

BioPharmX, Inc.

1098 Hamilton Court

Menlo Park, CA 94025

Attention: President

If to Supplier:

UPM Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

Attention: President & COO

Any such notice or communication shall be effective upon such personal delivery or delivery to such courier, upon transmission by facsimile, or three (3) days after it is sent by such registered or certified mail, as the case may be.  Copies shall be sent in the same manner as originals.

15.9                        Counterparts.  This Agreement and any amendment or supplement hereto may be executed in several counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

15.10                 Governing Law.  The validity, interpretation, and performance of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

15.11                 Entire Agreement.  This Agreement, UPM Quote #14-0123e (a copy of which is attached hereto as Schedule 15.11), and the NDA constitute the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement.  This Agreement shall take precedence in the event of any discrepancies included in Schedule 15.11.  This Agreement or any provision hereof cannot be amended, changed, supplemented, or waived except in a writing signed by each of the Parties hereto.  No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction form or similar documents containing terms or conditions at variance with or in addition to those set forth herein.  Any term or condition of any purchase order, sales acknowledgment, or document which is in addition to, different from, or contrary to the terms and conditions of this Agreement shall be void.

15.12                 Successors and Assigns.  Subject to Article 15.2 above, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

GREGORY PHARMACEUTICAL
HOLDINGS, INC. d/b/a
UPM PHARMACEUTICALS		BIOPHARMX, INC.

By:	/s/ James E. Gregory	By:	/s/ Anja Krammer
Name:	James E. Gregory	Name:	Anja Krammer
Title:	President 9/8/14	Title:	President 9/8/14

SCHEDULE l
PRODUCT LIST

Iodine-based dietary supplement (BioPharmX product specification PS-131216)

	Document #: MS–03568	Revision: 0.15
	Effective Date:	Status: in Approval

Title: VIOLET Iodine Supplement Tablets

CONFIDENTIAL	Printed By: [*]	Date Printed: 05Sep2014

DATE	APPROVED BY	JUSTICATION
04Sep2014 21:43:39	[*]	Analytical Approval

05Sep2014 12:48:41	[*]	Analytical Approval

05Sep2014 13:57:46	[*]	Project Management Approval

05Sep2014 14:08:13	[*]	Quality Assurance Approval

9/5/14	[*] [*]	[*]

Title:

VIOLET iodine Supplement Tables

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Document #: MS–03568	Revision: 0.15	MAT–MS–00001–T3–R9
Effective Date:	Status: in Approval
Title: VIOLET Iodine Supplement Tablets

CONFIDENTIAL	Printed By: [*]	Date Printed: 05Sep2014

DRUG PRODUCT MATERIAL SPECIFICATIONS

Product Name:	VIOLET Iodine Supplement Tablets

Mft. Lot #:		Lab Sample Size:	[*] Tablets

Storage Cond.	[*]	Micro Sample Size:	[*] Tablets

Test Name	Test Method	Specification	Reference
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

1

Test Name	Test Method	Specification	Reference
[*]	[*]	[*]

(1)USP/NF Volume #	Comments:

Supplement

Prepared by/Data:	Reviewed by/Date:

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

2

SCHEDULE 1.14
PRODUCT SPECIFICATIONS

(Attached)

VI2OLET™ Iodine Supplement Tablets
Product Specification

Scope

This Product Specification describes the manufacturing specifications for the VI2OLET™ iodine dietary supplement tablets.  This Product Specification does not describe the packaging of the tablets or stability testing for the tablets.

Overview

The BioPharmX, Inc. VI2OLET iodine dietary supplement product is a tablet weighing [*] mg and to be packaged in groups of 30 tablets per blister pack.  Each tablet provides 3.0 mg of molecular iodine. Tablets are to be embossed with a “V” logo.

Production of the tablets may be performed at a separate manufacturer from the packaging of the tablets.

Approvals

R&D

Name:	Kin Chan	Signature:	/s/ Kin Chan	Date:	9/4/2014

Title:	EVP R&D

Quality

Name:	Anna Marie Daniels	Signature:	/s/ Anna Marie Daniels	Date:	9/4/14

Title:	/s/ Anja Krammer 9/4/14

Anja Krammer, President

Version History

Revision	Release date	Key changes for this revision
A	12/17/13	Initial release
B	2/27/14	Clarification regarding form of [*]; revision of [*]; reduction of [*]; specify [*] for [*]; clarify amount of [*]used in tablet manufacturing
c	3/13/14	Change final tablet [*] to [*]; added option for [*]; maximum [*]; revised tablet [*]; revised process to include [*] and [*]
D	4/24/14	Changed [*]; changed form of [*]and adjusted [*]based on change
E	8/13/14	Changed [*], changed [*], added [*], updated tablet [*] based on [*] of [*], changed form of [*], removed [*], and added [*] specifications.
F		Updated tablet [*] based on [*] of [*]; modified definitions of [*] and [*] for [*]; added [*].

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Manufacturing ingredient listing

VI2OLET tablets contain the following ingredients.

Ingredient Identifier	Name of Ingredient	Amount (mg)	Reference Standard	Function

[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
	[*]		[*]

[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

	Total tablet mass	[*]

All ingredients must meet the criteria described by either (1) the Food Chemicals Codex (FCC), published by the United States Pharmacopeia (USP), or (2) the National Formulary.  The [*] is the [*], which must be [*] and [*] according to [*].

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Physical Specification

Assay	Specification	Test method
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Microbiological Specification

Assay	Specification	Test method
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Handling conditions (bulk tablets)

Product is potentially [*] and [*].  Please [*] and [*].

For shipment and storage, tablets should be [*] with approximately [*] and [*].

[*]used for [*] of [*] should be [*] with a [*].  [*] should have a [*] with [*].

Labeling

The final packaged VI2OLET tablets will bear the following “Supplement Facts” labeling, or equivalent.  Tablets must meet these criteria.

Supplement Facts

Serving Size: 1 Tablet

Amount Per Serving		% Daily Value
Iodine (as 84% potassium iodide, 16% potassium iodate)	3000 mcg	2000	%
Selenium (as sodium selenite pentahydrate)	55 mcg	79%

Other ingredients: Mannitol, sodium carbonate, sorbitol, croscarmellose sodium, magnesium stearate.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 2.1
MEMORANDUM OF UNDERSTANDING

(Attached)

Date

MEMORANDUM OF UNDERSTANDING

BioPharmX, Inc., and Gregory Pharmaceutical Holdings, Inc., d/b/a UPM Pharmaceuticals (“UPM”) are currently finalizing a Commercial Supply Agreement; however, the Supply Agreement is not in effect until signature.

BioPharmX, Inc., requests that UPM perform certain items prior to the effective signature of the Supply Agreement and UPM is amenable to performing those items under certain understandings, terms and conditions.  Specifically, BioPharmX, Inc., requests that UPM manufacture GMP Violet Iodine Supplement Tablets while Sodium Selenite method development is ongoing.  Additionally, BioPharmX, Inc., requests that UPM ship the manufactured product to the packaging site prior to completion of the testing.  UPM is willing to perform these tasks provided that in the event of ultimate failure of the testing that results in the product not being able to be used for stability studies or for release to market, BioPharmX, Inc., accepts the financial risk.  BioPharmX, Inc. purchases this shipment of product without any rights of return or refund on account of product failing Sodium Selenite testing.

BioPharmX and UPM previously agreed to an initial “at-risk” batch production by Memorandum of Understanding dated August 15, 2014.  This document replaces the initial Memorandum and applies to the first GMP batch production of Violet Iodine Supplement Tablets.

UPM’s sole obligation with regard to this “at-risk” batch shall be to execute and perform services in conformance with a mutually agreed batch record.  Lost batch due to equipment failure or operator error shall be the responsibility of UPM.  BioPharmX assumes the risk for stability failure or for failures that are not attributable to UPM error.  UPM disclaims all warranties regarding the manufactured product for this batch, express or implied, including but not limited to any warranties of fitness for a particular purpose or merchantability.

BioPharmX, Inc. understands that the investigation and additional method development for Sodium Selenite will still be ongoing at the scheduled time of manufacture of GMP product, Violet Iodine Supplement Tablets.  In addition, packaging of the Violet Iodine Supplement Tablets will occur before release testing is conducted on the tablets at UPM.

Per this Memorandum of Understanding, BioPharmX, Inc., authorizes UPM Pharmaceuticals,  subject to the risk allocation described above, to perform the following tasks at BioPharmX,  Inc.’ s risk:

1.     Manufacture  GMP Violet Iodine Supplement Tablets.

2.     Ship the Violet Iodine Supplement Tablets under quarantine to the packaging site.

BioPharmX, Inc. accepts all financial responsibilities for the manufactured batch of Violet Iodine Supplement Tablets in the event that the testing of GMP Violet Iodine Supplement Tablets by UPM and/or designated contract lab fails due to a cause other than UPM error.

The undersigned represents that she or he is authorized to execute this Memorandum of Understanding and bind the corporation to the terms contained herein.

BIOPHARMX, INC.	UPM

/s/ Anja Krammer	/s/ James E. Gregory
Anja Krammer	James E. Gregory

SCHEDULE 2.5
LIST OF MATERIALS TO BE SUPPLIED BY BUYER

None

SCHEDULE 3.1
PRODUCT PRICE SCHEDULE

[*] kg. Batch Size - [*] tablets per batch

Batches 1-10	$[*] per batch / $[*] per tablet

Batches 11-20	$[*] per batch / $[*] per tablet

Batches 21+	$[*] per batch / $[*] per tablet

These prices include the cost of all raw materials, components, and other resources required in connection with production of the Product.  These prices do not include the cost of tablet press tooling customized for the production of the Product, such custom tooling to be paid for by Buyer.  These are prices for batches ordered in a calendar year.  There is a [*] batch minimum required for each calendar year starting in 2015.  If the minimum number of batches are not ordered in such a calendar year, Buyer will provide difference between what was ordered and the remainder of the minimum quantity in a payment within 30 days after the end of the calendar year.

With each purchase order, buyer will provide payment for value of raw materials for each batch requested with the purchase order.  That amount will be deducted from the final invoice from the price per batch.  Stability testing will be at $[*] per test point.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 4
QUALITY AGREEMENT

(Attached)

QUALITY AGREEMENT

Gregory Pharmaceutical Holdings, Inc.  d/b/a UPM Pharmaceuticals, a corporation  organized under the laws of the State of Maryland, and having a principal place of business at 501 Fifth Street, Bristol, Tennessee 37620 (“UPM”) and BioPharmX, Inc., a corporation organized under the laws of the State of Delaware, with its corporate headquarters located at 1098 Hamilton Court, Menlo Park, California 94025 (“BioPharmX”) wish to define the individual responsibilities of the parties as to the quality aspects of manufacturing and release of Product as defined in section 2 of this Quality Agreement (“Quality Agreement” or “Agreement”) to ensure compliance with the approved Product application, 21 CFR Part 111, and/or BioPharmX requirements.

In order to do so, this Quality Agreement takes the form, in part, of a detailed listing of activities associated with manufacture, supply, production, analysis, and release of Product.  Unless otherwise indicated, responsibility for each activity is assigned to either BioPharmX, UPM, or is assigned to both UPM and BioPharmX.

In consideration of the parties’ agreement to perform the activities provided in this Quality Agreement and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, UPM and BioPharmX  agree as provided  in this Quality Agreement as follows:

UPM	BioPharmX

/s/ Thomas K. Rogers	/s/ Anja Krammer
Signature	Signature

Thomas K. Rogers	Anja Krammer
Name	Name

Vice President, QA	President
Title	Title

26 Jun 2014	9/8/14
Date	Date

1.                                      Effective Date.  The Effective Date of this Quality Agreement shall be the date of last signature (the “Effective Date’’).

2.                                      Scope.  This Quality Agreement outlines the responsibilities of UPM and BioPharmX with respect to the quality assurance of the BioPharmX iodine dietary supplement (“Product”) produced according to BioPharmX specification PS-131216, Rev. D and revisions thereto manufactured and/or supplied by UPM for BioPharmX.

3.                                      Other Agreements.  This Quality Agreement is in addition to all other agreements between the parties, if any, (the “Supply Agreement”) regarding the subject matter hereof.  If there are any direct conflicts between the terms of this Quality Agreement and the Supply Agreement, the Supply Agreement will prevail.

4.                                      Amendments to Quality Agreement.  This Quality Agreement may be amended by the written consent of both parties.

The parties agree to amend terms of this Quality Agreement that must be amended in order that the Product continue to meet regulatory requirements of applicable regulatory agencies, as may exist from time to time.

If an amendment to this Quality Agreement is proposed, the proposing party will circulate the proposed amendment to the appropriate contact person at UPM and BioPharmX for review and internal approval.  The appropriate contact persons at UPM and BioPharmX are listed in Appendix 1.

5.                                      Term of Quality Agreement.  This Quality Agreement shall commence on the Effective Date and shall remain in effect for as long as UPM supplies Product to BioPharmX under the Supply Agreement unless the Quality Agreement is terminated earlier in accordance with e terms of this Quality Agreement.

The parties may terminate this Quality Agreement upon mutual agreement.

6.                                      Use of Third-Parties.  UPM shall not allow a third party to manufacture, package, label, inspect, test and release Product unless UPM has disclosed in writing to BioPharmX UPM’s use of a third party and the capacity to which the third party is used.  If UPM employs a third party to perform any or part of the manufacturing, packaging, labelling, inspection, testing, release and/or handling of Product that is supplied to BioPharmX, UPM shall assure that the third party has been fully qualified via UPM’s third party qualification process prior to performing such activity(ies).  UPM shall have entered into a written confidentiality agreement with any third party providing for confidentiality of all BioPharmX information under obligations of confidentiality similar to and requiring the same protection or greater protection of confidential information as the obligations of confidentiality between UPM and BioPharmX.  UPM shall, however, retain all obligations under this Agreement whether or not a third party manufactures, packages, labels, inspects, tests, releases and/or handles Product.  If a third party is used by UPM to manufacture, package, label, inspect, test, release and/or handle Products, BioPharmX may, upon request, review the list of such third party(ies) during an on-site visit and/or audit pursuant to the Right To Audit section of this Agreement.  BioPharmX agrees to treat such information as Confidential Information of UPM.

7.                                      Survival Clause.  All regulatory obligations contained herein that are required of either party or both parties by an applicable regulatory authority shall survive termination of this Quality Agreement.

8.                                      Assignment.  UPM shall not assign any or all of its rights or obligations under this Quality Agreement without BioPharmX’s prior written consent.  BioPharmX’s consent shall not be required in connection with a merger, consolidation, or a sale of all or substantially all of UPM’s assets or the subject matter of this Quality Agreement to another party (an “Assignment Transaction”).  In the event of an Assignment Transaction, UPM shall provide written notice to BioPharmX to the appropriate contact person indicated in Appendix 1.  BioPharmX shall have the right to assign any or all of its rights or obligations under this Quality Agreement without the consent of UPM.  In the event of an assignment, the assigning party shall continue to be bound by all pre-existing obligations under this Quality Agreement including all obligations of confidentiality and non-disclosure.

9.                                      Product Specifications.  Product specifications are listed in section 2.  Changes to the agreed upon specifications must be mutually agreed upon and communicated in writing between the parties to this Quality Agreement, except for compendial changes which can be implemented without mutual agreement.  Compendial changes must be implemented by the compendial implementation date.

10.                               Resolution of Quality Issues.  Quality related disagreements between UPM and BioPharmX that are not resolved in the normal course of business shall be brought to the attention of the appropriate contact person for notices at UPM and BioPharmX, in writing, as listed in Appendix 1.Ifboth parties agree that a resolution of the disagreement is reasonably possible, then both UPM and BioPharmX shall agree to work jointly to develop a strategy for such resolution.  UPM and BioPharmX further agree to record such resolution in writing.

11.                               Debarment.  UPM warrants and represents that it is not debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. 335[a] (the “Generic Drug Enforcement Act’’), and that it has not been convicted of a crime for which it could be debarred under the Generic Drug Enforcement Act.  In connection with the Product, UPM further warrants and represents, in that it shall not use in any capacity the services of any person debarred under the Generic Drug Enforcement Act, or convicted of a crime for which a person can be debarred under the Generic Drug Enforcement Act.

12.                               Choice of Law: Jurisdiction/Miscellaneous.  This Quality Agreement shall be construed and the relationship between the parties determined in accordance with the laws in the State of Delaware, United States of America, without regard to the conflicts of law principals thereof.

To resolve any disputes between the parties arising out of or relating to this Agreement, BioPharmX or UPM must first provide written notice to the other, specifying in as much detail as reasonably possible the source or reason for the dispute, the amount of claimed damages, if any, and the resolution proposed by the notifying party.  The receiving party shall respond in writing to any such notice within seven (7) business days after receipt.  The responding party may include in its reply a detailed description of any disputes it would like to resolve and the proposed resolutions.  The first notifying party shall respond within seven (7) business days.  If the dispute is not then resolved, the party first sending the notice may initiate voluntary nonbinding mediation conducted by a mutually agreed mediator.  If the parties cannot agree upon a mediator, a single mediator shall be appointed by the American Arbitration Association (“AAA”).  Mediation will be held in Atlanta, Georgia, if the dispute is brought by BioPharmX, and in San Francisco, California, if the dispute is brought by UPM.  Each party shall be responsible for their own expenses except that all mediation fees shall be split equally between the parties.  In the event mediation does not bring about resolution of the issue, the party first sending the notice may initiate arbitration proceedings in accordance with the rules of AAA before a single arbitrator appointed by AAA.  Arbitration will be held in Atlanta, Georgia, if the dispute is brought by BioPharmX, and in San Francisco, California, if the dispute is brought by UPM.  This provision is intended by the parties to be to the exclusion of court action or access to courts with the exception of special or injunctive relief proceedings.  Any court action shall be heard in the state and federal courts located in the State of Delaware (or elsewhere by mutual agreement of the parties), and the parties hereby consent and submit to the jurisdiction of such courts.

All appendices to this Quality Agreement are attached hereto and incorporated herein by reference.  In this Quality Agreement, unless the contrary intention appears: (a) the words “including” and “include” mean “including, but not limited to”; (b) the singular includes the plural and vice versa; (c) a reference to a person or entity (including UPM or BioPharmX) includes a reference to the person’s executors, administrators, successors, substitutes and assigns; and (d) headings are for reference only and do not form part of this contract.

13.                               Manufacturing and Testing Locations.  Product will be manufactured and tested at the following location:

UPM Pharmaceuticals, Inc.

501 5th Street

Bristol, IN 37620

Selenium testing will be performed at a location selected by mutual agreement of the parties.

14.                               Quality Responsibilities Table

§	Responsibilities	Not Applicable	BioPharmX	UPM
1.	Compliance Requirements
1.01	Implement procedures and/or documented training to meet obligations under this Agreement.	[*]	[*]	[*]
1.02	Follow applicable current Good Manufacturing Practices (cGMPs) and locally imposed requirements.	[*]	[*]	[*]
1.03

Manufacture, package, ship, store and test the Product and materials in an environment meeting the applicable GMP regulations, which is designed, constructed and maintained in a manner that a) permits the operation therein to be performed under clean, sanitary and orderly conditions; b) permits the effective cleaning of pertinent surfaces; and c) prevents the contamination of the Product and the addition of extraneous material to the Product.

		[*]	[*]	[*]
1.04	BioPharmX shall [*] on [*]. UPM [*] in adherence to [*], such as the [*] if applicable.	[*]	[*]	[*]
1.05	Operate in compliance with applicable environmental, occupational health and safety laws and regulations.	[*]	[*]	[*]
1.06	Maintain a quality unit that is independent of production that fulfills both quality assurance and quality control responsibilities	[*]	[*]	[*]
1.07	Involve the quality unit in all quality related matters and have them review and approve all quality critical related documents.	[*]	[*]	[*]
1.08

As it relates to this Quality Agreement, notify the other party of name change, corporate reorganization, consolidation, merger or acquisition or sale of the party’s company. Notify other party of key personnel changes.

		[*]	[*]	[*]
1.09	Maintain internal GMP audit program.	[*]	[*]	[*]
1.10	UPM shall maintain [*] for [*] and [*], or other [*]. BioPharmX shall be responsible for [*] for [*] of [*].	[*]	[*]	[*]

2.	Right to Audit
2.01

BioPharmX has the right to audit (without charge) UPM’ s facilities and systems and review documents as they relate to the manufacture of Product once per year for up to [*] ([*]) days by no more than [*] ([*]) auditors. Such inspections and document review shall be conducted by BioPharmX at a time, date and duration mutually agreeable to UPM and BioPharmX and subject to BioPharmX signature of a separate confidentiality agreement with the UPM entity owning the production site.

		[*]	[*]	[*]
2.02

BioPharmX retains the right to conduct reasonable “for cause” audits at times and dates mutually agreeable to UPM and BioPharmX and subject to BioPharmX signature of a separate confidentiality agreement with the UPM entity owning the production site.

		[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

§	Responsibilities	Not Applicable	BioPharmX	UPM
2.03	Issue UPM a confidential audit report summarizing audit observations.	[*]	[*]	[*]
2.04	Issue responses to all observations documented in the issued audit report in writing to BioPharmX Quality Assurance within 30 day s of receipt of the report.	[*]	[*]	[*]

3.	Regulatory Inspections and Exchanges
3.01

Notify BioPharmX or UPM within one business day of the receipt of a notification of any activity or action by a Regulatory Authority that are directly related to the Product, such as a Regulatory Authority inspection report, deficiency letter, written regulatory compliance observation that contains any significant adverse findings that relate to the Product or the facilities used to produce, test or warehouse the Product sold to BioPharmX. A significant adverse finding is herein defined as the following: conditions, practices, or processes that adversely affect or may potentially adversely affect product or service quality and/or the rights, safety or wellbeing of subjects/patients and/or the quality and integrity of data, documentation, or other materials or information addressed in the inspection.

		[*]	[*]	[*]
3.02

Provide copies of any relevant FDA Form 483s, Warning Letters, or the like from applicable regulatory authorities within two (2) business days of receipt. These shall be redacted to exclude UPM or its other clients’ proprietary information or a complete summary report containing the description of the adverse finding as stated in the inspection report, deficiency letter or regulatory compliance observation to BioPharmX by facsimile or electronically.

		[*]	[*]	[*]

4.	Regulatory Filings and Regulatory Status
4.01

Responsible for submission, maintenance, approvals and updates/amendments to regulatory filings for Product.

• BioPharmX is responsible for [*] of the [*] to [*].

• UPM is responsible for [*] and [*] within [*].

		[*]	[*]	[*]
4.02	BioPharmX is responsible for providing to the agencies [*] for [*]. UPM will provide [*] to BioPharmX [*] of [*].	[*]	[*]	[*]
4.3	Responsible for communicating to the other party approvals, deficiencies or rejections by agencies regarding submissions, amendments or updates as related to Product.	[*]	[*]	[*]
4.04	Responsible for submission and maintenance of drug substance registration and current site registration and obtaining labeler code as required by regulatory agencies.	[*]	[*]	[*]
4.05	BioPharmX shall provide UPM with the following information regarding the use of the product: • [*] of [*]of the [*] or [*] that [*] is [*] in and [*] regarding [*]	[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

§	Responsibilities	Not Applicable	BioPharmX	UPM
• [*] of the [*] or [*] in which that [*] is [*] • [*] with which the [*] or [*] is [*] and if [*] is included in the [*].
4.06	Notify UPM if UPM will be named in any governmental filing prior to such filing being made.	[*]	[*]	[*]
4.07	Coordinate the activities necessary to ensure readiness prior to Regulatory Agency Pre-Approval Inspection (PAI).	[*]	[*]	[*]
4.08	Provide [*] for BioPharmX [*] to [*] in the [*] of [*].	[*]	[*]	[*]

5.	Complaints and Adverse Medical Events.
5.01	Have written procedures in place to document, investigate, and respond to all quality related complaints per 21 CPR Part 111, subpart O as provided in approved operating procedures.	[*]	[*]	[*]
5.02	Assist in investigations as reasonably requested by BioPharmX for complaints associated with Product.	[*]	[*]	[*]
5.03	Retain complaint and serious Adverse Medical Event investigation records and evaluate trends and severity. Implement corrective and preventive actions as necessary.	[*]	[*]	[*]
5.04	Have written procedures in place to document, investigate, and respond to all serious Adverse Medical Events as provided in approved operating procedures.	[*]	[*]	[*]

6.	Animal Derived Materials
6.01

Evaluate and contro1 the risk of Transmissible Spongiform Encephalopathy (TSE) for raw materials and components. Maintain appropriate records for each lot of animal derived material to ensure traceability. Where required by local regulations, UPM will assure that the country of origin or slaughtering information (either or both, which ever can be obtained from the manufacturer) will be documented and provided to BioPharmX.

		[*]	[*]	[*]

7.	Validation/Qualification
7.01	Determine according to Product lifecycle and guidance documents when process validation is required.	[*]	[*]	[*]
7.02

Have a written master validation/qualification plan for the facilities, equipment/instruments, manufacturing process, cleaning procedures, analytical procedures, in process control tests and computerized systems as appropriate. These are to be approved by the quality unit.

		[*]	[*]	[*]
7.03	Responsible for developing, preparing and maintaining validation documentation approved by the quality unit, including protocols, reports and associated documentation.	[*]	[*]	[*]
7.04

Qualify as necessary all critical systems and equipment used for the manufacture and control of Product (Installation Qualification (IQ), Operational Qualification (OQ), and/or Performance Qualification (PQ)).

		[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

§	Responsibilities	Not Applicable	BioPharmX	UPM
7.05	Allow viewing of the validation documentation for the Product during an onsite audit.	[*]	[*]	[*]

8.	Documentation and Records
8.01

Have a controlled system to initiate, review, revise, approve, obsolete and archive all Good Manufacturing Practices documentation. At a minimum, all production, control, and distribution records should be retained for at least [*] after the [*] of the [*]. For AP is with retest dates, records should be retained for at least [*] after the [*] is [*].

		[*]	[*]	[*]
8.02	Have written procedures for the review and approval of all batch documentation.	[*]	[*]	[*]
8.03	Maintain a document control system for specifications and test methods, including: raw materials, Product labeling, packaging materials and other materials that would likely affect Product quality	[*]	[*]	[*]
8.04	Provide a complete Certificate of Analysis for the Product, containing at minimum the following information: • [*] • [*] • [*] • [*] • [*] • [*] • [*] • [*] • [*] • [*]	[*]	[*]	[*]
8.05	Provide certification that the Product was manufactured in a cGMP compliant facility, and was tested in accordance with and meets specifications.	[*]	[*]	[*]
8.06	Where applicable, electronic signatures used on the certificate of analysis or other controlled documents should be authenticated and secure.	[*]	[*]	[*]

9.	Annual Product and Management Reviews of Pharmaceutical Quality System
9.01	Have procedures to conduct and document annual BioPharmX product reviews and periodic Management Review of the Pharmaceutical Quality System, if applicable.	[*]	[*]	[*]
9.02

Allow viewing of the Annual Product Review (APR) and periodic Management Review of the Pharmaceutical Quality System for the Product during an on-site audit or as requested within a reasonable lead time.

		[*]	[*]	[*]

10.	Change Control

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

§	Responsibilities	Not Applicable	BioPharmX	UPM
10.01

Have established written procedures for control of changes impacting the Product including manufacturing components or process, computer hardware/software, Product specifications, test methods, vendors, and subcontractors if applicable.

		[*]	[*]	[*]
10.02

Notify BioPharmX within a reasonable time of intent to make changes that could impact the identity, strength, safety, potency, stability, purity, or regulatory status prior to implementation of the change (called significant (*)).

		[*]	[*]	[*]
10.03	Issue to BioPharmX a written evaluation of the significant* change including change justification so that BioPharmX can determine the impact of the significant change in BioPharmX’s finished product.	[*]	[*]	[*]
10.04	Have significant* changes reviewed and approved by UPM’s quality unit and BioPharmX technical and/or Quality Assurance representatives.	[*]	[*]	[*]
10.05	Jointly establish a strategy to secure regulatory approvals for significant changes, as necessary.	[*]	[*]	[*]

11.	Deviations
11.01	Have procedures for the identification, investigation, and reporting of deviations and Out-of-Specification (OOS) results that occur during the manufacture and testing of the Product.	[*]	[*]	[*]
11.02

Document and explain all deviations. Investigate 00$results and critical deviations. Extend the investigation to other lots that may have been associated with the failure as appropriate. Include preventive actions and track these to completion.

		[*]	[*]	[*]
11.03	Evaluate deviations to determine impact on validation/qualification studies.	[*]	[*]	[*]

12.	This section intentionally omitted.

13.	Production and In Process Controls, Packaging and Labeling
13.01	Procure, test as required, and release raw materials and packaging and labeling materials used in manufacture of Product.	[*]	[*]	[*]
13.02

UPM shall establish and document specifications for raw materials that would likely affect Product quality. BioPharmX shall establish and document specifications for Product labelling and packaging materials and other materials that would likely affect Product quality.

		[*]	[*]	[*]
13.03	Prepare/develop master batch production records in accordance with applicable cGMP requirements or guidelines, as applicable for lifecycle of Product.	[*]	[*]	[*]
13.04	Inspect, weigh and measure raw materials used for Product manufacturing and verify critical weighing by a second individual or validated automated system.	[*]	[*]	[*]
13.05	Manufacture Product in a manner that prevents contamination by other materials including carryovers.	[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

§	Responsibilities	Not Applicable	BioPharmX	UPM
13.06

Provide product label to include: name and address of the manufacturer, identifying code, batch number, quantity of contents, storage and special transport conditions if applicable, the retest or expiry date and any special requirements. Revise label per change control as necessary.

		[*]	[*]	[*]
13.07	Review and approval of batch production records by quality unit prior to batch release.	[*]	[*]	[*]
13.08	Release Product by quality unit. UPM is responsible for release of Product to BioPharmX. BioPharmX is responsible for releasing product to market, when applicable.	[*]	[*]	[*]

14.	Storage and Distribution
14.01	Maintain storage facilities appropriate for conditions specified on the Product label. Maintain records of any critical storage conditions.	[*]	[*]	[*]
14.02	Have systems for controlling quarantined, rejected or recalled materials.	[*]	[*]	[*]
14.03	Provide Material Safety Data Sheets or equivalent.	[*]	[*]	[*]
14.04	Notify BioPharmX in a timely manner if UPM finds a quality issue post UPM release/shipment.	[*]	[*]	[*]

15.	Laboratory Controls
15.01	Have written procedures for sample management, testing, approval, disposition, recording, storage, retention and disposal of laboratory data.	[*]	[*]	[*]
15.02	Retain samples as required by regulatory agencies.	[*]	[*]	[*]
15.03	Have written procedures and appropriately document the preparation, use and management of reagents, solutions, and standards.	[*]	[*]	[*]
15.04	Have appropriate specifications and test procedures for the Product which are consistent with the applicable approved filing and/or compendial monograph.	[*]	[*]	[*]
15.05	Test Product in accordance with approved validated or qualified methods and specifications using calibrated equipment.	[*]	[*]	[*]
15.06	Have a program for qualification, calibration, and preventive maintenance of all analytical equipment.	[*]	[*]	[*]
15.07	Responsible for analytical method development, qualification and/or validation as appropriate.	[*]	[*]	[*]
15.08	Responsible for transferring any developed methods to UPM.	[*]	[*]	[*]
15.09	If commercially available reference standards are not available, reference standards for the Product will be provided.	[*]	[*]	[*]

16.	Stability
16.01	BioPharmX and UPM are jointly responsible defining, maintaining, and monitoring a documented, ongoing	[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

§	Responsibilities	Not Applicable	BioPharmX	UPM
stability program for the Product using stability indicating procedures. UPM is responsible for executing the defined stability program.
16.02	Data analysis and trending reporting will be performed.	[*]	[*]	[*]
16.03	OOS notification to BioPharmX will be provided in a timely manner.	[*]	[*]	[*]
16.04	Use data to confirm appropriateness of storage conditions and retest or expiry date.	[*]	[*]	[*]
16.05	Store stability samples in commercial size and/or simulated market containers under ICH storage conditions.	[*]	[*]	[*]
16.06	Place the first three commercial production batches and at least one batch per year (if a batch is produced in the year) on stability or as required by applicable regulatory agencies.	[*]	[*]	[*]

17.	Recalls
17.01

In the event that either BioPharmX or UPM determines that an event or circumstance has occurred relating to the manufacture or stability of the Product which may result in the need for a recall, stock recovery or market withdrawal of BioPharmX’s finished product(s), UPM and BioPharmX shall consult with each other in a timely manner. The final decision to recall any of BioPharmX’s Product shall be made by BioPharmX.

		[*]	[*]	[*]
17.02	Notification of the recall or similar action to the authorities, distributors and customers of the finished product s shall be made by BioPharmX.	[*]	[*]	[*]
17.03	UPM will have procedures in place to facilitate the recall of Product as necessary. UPM will provide assistance to BioPharmX for the recall of Product.	[*]	[*]	[*]
17.04	Conduct Mock Product Recall exercise AT LEAST bi-annually	[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

APPENDIX 1:  Contacts

Contact Person for Notices

(including Notices of Amendment, Assignment, Termination, Resolution of Quality Issues)

	UPM	BioPharmX

Name:	Thomas K. Rogers	Anja Krammer

Title:	Vice President, Quality Assurance	President

Phone/Fax:	[*]	[*]

Address (mail/delivery):	UPM Pharmaceuticals 501 Fifth Street Bristol, TN 37620	BioPharmX, Inc. 1098 Hamilton Ct. Menlo Park, CA 94025

E-mail Address:	[*]	[*]

With a Copy to:

Name:		[*]

Title:		[*]

Phone/Fax:		[*]

Address (mail/delivery):		BioPharmX, Inc. 1098 Hamilton Ct. Menlo Park, CA 94025

E-mail Address:		[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 7.4(b)
ADDITIONAL PROCESS VALIDATION ACTIVITIES

Process Validation Activities Not Covered in other Contracts - $[*] (per [*] batches)

1)             [*] of [*]

2)             [*]

3)             Physical Characteristic Testing

4)             Final Executed Process Validation Protocol Report for each batch

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 15.11
UPM QUOTE #14-0123(e)

Quote #14-0123e	UPM Project #

March 6, 2014

[*]

[*]

BioPharmX, Inc.

1098 Hamilton Court Menlo Park, CA 94025

[*]

[*]

BioPharmX, Inc.  (“Client”) has requested UPM Pharmaceuticals, Inc. (“UPM”) to provide the services listed below (the “Project”) and to provide an estimate of the associated costs.  This estimate is valid for thirty (30) days from the date of this Agreement.  By executing this Agreement in the space provided below, Client accepts the terms and conditions of this Agreement.

I.                                        Description of Services:

Notes:

1.                                      Batch size and Product specifications are best estimates based upon information currently provided by Client to UPM.  Client and UPM will confirm all numbers and specifications in protocols and batch records.

2.                                      Client will promptly provide an MSDS of the active pharmaceutical ingredient (the “API”).  Costs for any microbial testing, raw materials, supplies or tooling are not included in the estimates below and will be invoiced separately subject to Section III.4 below.

3.                                      Fees for each service listed below are best estimates based upon information provided by Client to UPM.  The scope and costs of each service may be adjusted by UPM upon review of additional information from Client.  Any work added after the Agreement is executed will be added as an addendum to the Agreement and subject to reasonable additional costs associated with such work.

4.                                      If desired by Client, a site visit will be set up by UPM and Client at the start of the Project.  All other routine Project management will be accomplished via tele-conference and/or e-mail.  Additional site meetings will be billed separately by UPM and subject to reasonable additional costs associated with such work.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

II.                                   Deliverables and Payment Schedule:

	Client Payment	Timing	UPM deliverable
1.	Payment: $[*]	[*]	[*]
2.	Payment: $[*]	[*]	[*]
3.	Payment: $[*]	[*]	[*]
4.	Payment: $[*]	[*]	[*]
5.	Payment: $[*]	[*]	[*]
6.	[*] $[*]. [*] $[*].	[*]	[*]
5.	[*]

III.                              Terms and Conditions:

1.                                      These terms and conditions shall govern the Agreement between UPM and Client.

2.                                      UPM will perform services inconsideration for Client making the payments described in Section I.  Description of Services (the “Services”).

3.                                      Section I.  Description of Services is based on information available from Client to UPM as of the date of this Agreement.  Any development work will be done on a best effort basis with no guarantee of success due to the nature of the Project.  Should UPM or Client decide that Project changes are necessary or desirable (other than Client delays pursuant to Section ill.9 below), the parties must agree on any such changes and their associated costs.  In the event the parties cannot agree, such changes will not be implemented and the Project may be terminated by either party at such time without any additional liability or obligation except for those relating to Services provided prior to and including the date of termination.

4.                                      Client will pay UPM according to the payment schedule described above in Section II, Deliverables and Payment Schedule, within thirty (30) days following the date of the invoice from UPM.  A [*]% surcharge will be added to UPM’s cost of any raw materials, shipping or supplies that are obtained for the Project by UPM.  Payments which are not timely received by UPM shall accrue interest at the rate of [*] percent ([*]%) per month or any fraction of a month.

UPM shall send all invoices to Client at the following address (US mail or electronic mail):                                                                                                                 .  If Client requires

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

5.                                      If Client does not timely provide the API or requested approvals such as batch record approval, test procedure approval or contract amendment approvals at the agreed upon lead time before the agreed upon manufacturing date, DPM may move out the manufacturing date or charge a 25% rush order fee to cover any scheduling changes and overtime.

6.                                      Analytical testing in support of GMP batches will be appropriate for the proposed clinical phase.  All stability testing will be invoiced separately at each time point.  Any necessary retesting will also be billed separately and is not included in the total estimate listed below.

Background:  This project provides for [*] of [*]:  [*] containing [*], [*] and [*].  The project also provides for [*] and [*].

Item / Activity			Cost
1.	[*]		$	[*]
	a.	[*]
	b.	[*]
	c.	[*]	$	[*]

2.	[*]
	a.	[*]	$	[*]
	b.	[*]	$	[*]
			$	[*]
			$	[*]
	c.	[*]	$	[*]
	d.	[*]
	e.	[*]

3.	[*]		$	[*]
	a.	[*]
	b.	[*]
	c.	[*]
	d.	[*]
	e.	[*]
	f.	[*]
	g.	[*]
	h.	[*]	$	[*]
	i.	[*]
	j.	[*]
	k.	[*]
	l.	[*]

4.	[*]		$	[*]
	a.	[*]
	b.	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

5.	[*]		$	[*]
	a.	[*]

6.	[*]		$	[*]
	a.	[*]
	b.	[*]
	c.	[*]
	d.	[*]	$	[*]

7.	[*]
	a.	[*]
	b.	[*]

Total:			$	[*]

UPM’s invoice to reference a purchase order number, Client shall provide such purchase order number to UPM in writing within five (5) days of the date of this Agreement.

Delivery of the Product shall be F.O.B. UPM’s facility.  Title and risk of loss to the Product shall pass to Client at the time of delivery of the Product to Client’s designated carrier for shipment at the place of shipment, UPM’s facility.  Client shall provide Product packaging specifications to UPM in writing prior to such shipment.

It is not possible to anticipate all situations that may be required by the United States Food and Drug Administration (“FDA”).  Thus, Client should be aware that they may be asked, at FDA’s discretion, to submit additional data or to present data in another format or to provide more detailed explanations of the information submitted.  Such submissions represent new, additional Project costs to Client and are not included in the  estimates above and thus are solely Client’s responsibility.

Client shall be responsible for all [*] for all [*].  Client agrees that UPM’s [*] for [*] of [*] are acceptable.  In the event Client [*] a [*] for [*], Client shall [*] for [*] if [*] by UPM.

Client must review any GMP documents and return required comments and signatures to UPM within seventy-two (72) hours of receiving such documents from UPM.  During this time, any clerical changes by UPM or Client will be corrected free of charge.  A $[*] administrative fee may be charged to Client if Client requests a clerical or document change subsequent to the 72-hour period.  Extensive or extraordinary changes requested at any time may be billed at $[*] per hour.

Out of Specification (“OOS”) investigations are billed when UPM is instructed by Client to issue an OOS report.  OOS investigations are billed at a minimum of $[*].  There is no fee for an OOS investigation if the assignable cause is due to a UPM laboratory error.

A rush premium payment of up to [*]% of Project costs may be applied to all rush requests by

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Client.

A surcharge of up to [*]% of the Project costs will be charged for projects involving controlled substances.  Additionally a minimum per sample fee of $[*]will be charged for all controlled substance samples received by UPM for testing.

5.              Client shall defend, indemnify, and hold harmless UPM, its affiliates, subsidiaries, agents, employees, officers, directors, successors, and assigns (collectively, the “UPM Indemnified Parties’’) from and against any and all liabilities, obligations, losses, claims, damages, demands, judgments, penalties, actions, costs and expenses, including without limitation reasonable attorneys fees, of whatever kind and nature, in contract, tort, or otherwise (collectively, “Losses”), arising out of or in any way connected with or caused by the API, the Product or the actions or omissions of Client or any of its employees or agents.  UPM shall defend, indemnify, and hold harmless Client, its affiliates, subsidiaries, agents, employees, officers, directors, successors, and assigns (the “Client Indemnified Parties”), from and against any and all Losses related to or arising out of the negligence or willful misconduct of UPM except to the extent that such Losses arise from the negligence or willful misconduct of Client or any of its employees or agents and except loss of API for any reason, casualty or otherwise.

6.              Client and UPM will each maintain commercial general liability insurance, written on an occurrence basis, with limits of $[*] per occurrence and $[*] aggregate.  Client and UPM will each maintain product liability insurance written on a claims made basis, with per claim and aggregate limits in amounts not less than $[*] and $[*] respectively.  This insurance will be endorsed to cover contractually assumed liabilities.  UPM shall not under any circumstance be deemed a bailee regarding Client’s API and Client acknowledges that UPM will not be responsible for loss of API.  Client will, at its discretion, ensure its API for amounts it deems appropriate but will not look to UPM for compensation in the event of loss of API for any reason, casualty or otherwise.

7.              Client and UPM agree, with respect to the confidential information of the other party, not to publish or use (except in performance of this Agreement) such information or to disclose such information to third parties, and to maintain the confidentiality of such information.  Confidential information shall not include information which is or becomes a part of the public domain through no breach of this Agreement, can be demonstrated by written records to have been known to the recipient at the time of disclosure, is discovered by the recipient wholly independently of any disclosure by the disclosing party, or is obtained in good faith from a third party under no obligation to maintain the confidentiality thereof.  If a party receives a request or becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, investigation, demand, order or similar process) to disclose any confidential information, then, before any such disclosure is made, such party shall (1) immediately notify the disclosing party thereof, (2) consult with the disclosing party on the advisability of taking steps to resist or narrow such request, and (3) cooperate with the disclosing party in any attempt to obtain a protective order or other appropriate remedy or assurance that the information will be afforded confidential treatment.  If such protective order or other appropriate remedy is not obtained, the party receiving the request shall furnish only that portion of the information that such party is advised by written opinion of outside legal counsel is legally required to be furnished.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Client and UPM agree that (a) all intellectual property, inventions, improvements, discoveries or modifications exclusively and solely relating to Client’s Product shall be owned by Client and (b) all other intellectual property, inventions, improvements, discoveries or modifications shall be owned by UPM.

8.              Publicity.  Neither Client nor UPM will use the name of the other party in any advertising or publicity without prior written consent of the other party, with such consent not to be unreasonably withheld.

9.              Completion and Termination.  UPM shall have the right to terminate this Agreement at any time if Client fails to make a required payment timely, or if new toxicological information shows the API or Product to have materially higher toxicity than previously reported, or if new Federal or State regulations or publications are issued affecting the Product.  UPM shall also have the right to terminate this Agreement in the event that the Client files a petition for relief under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal  or state insolvency  or other  similar law or; an entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Client in an involuntary case under the United States Bankruptcy Code, as now constituted or hereafter amended or any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.  Additionally, in the event Client unilaterally stops or delays the Project for any reason for a period of sixty (60) days or longer, UPM may, in its sole discretion, elect to either (a) terminate this Agreement, or (b) amend the timeline and revise the Project costs to account for such Client delay.  In such events, UPM may retain the down payment and all payments made to the date of 1ermination.  Client also shall be liable for all unpaid amounts for supplies and work done up to and including the date of termination.  Client shall have the right to terminate this Agreement upon thirty (30) days prior written notice.  Upon termination, the parties will continue to be bound by accrued rights, and will only be relieved of future obligations to make payments for work not yet done and to deliver materials not yet produced.  The rights and obligations of the parties pursuant to Sections III 5, 7, 9, 11, 12, 13 and 14 shall survive the termination or expiration of this Agreement.  Upon early termination of this Agreement, Client analytical samples (API and clinical trial material) will be retained at UPM’s facility for thirty (30) days after which time they will be discarded.

10.                               Storage and Retention of Samples and Records.  Client analytical samples (API and clinical trial material) will be retained at UPM’s facility for [*] after QA release of such relative API or clinical trial material, after which time they will be discarded.  For Client stability samples, UPM will discard stability samples [*] after the final pull date of the final stability sample for each storage condition.  Client records will be maintained according to UPM’s Documentation Policy in effect at the time of Project completion or Agreement termination.  If Client would like samples or records to be held for periods longer than those indicated herein, UPM must consent in its sole discretion and UPM will charge Client a monthly fee for  such longer term storage in an amount no less than $[*] per month.

11.                               Limitation of Liability.  The liability of each party to the other shall not in any event include any incidental, consequential, special or punitive damages, even if a party has informed the other of the likelihood that such damages may be incurred.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

12.                               Force Majeure.  Neither party shall be liable for damages for any failure to perform (other than the making of  payments due hereunder) to the extent such failure is due to circumstances beyond its reasonable control, such as labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for performance, civil disorders or commotions, acts of aggression, acts of God, acts of terrorism, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, materials shortages, disease, or other such occurrences.  If any such circumstance shall continue for a period in excess of 180 days, either party may terminate this Agreement upon written notice to the other party.

13.                               Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by confirmed facsimile, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other addresses as each of the parties may otherwise request.  Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by confirmed facsimile on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the fifth business day following the date of mailing, if sent by United States mail.

If in the case of UPM:

President
UPM Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620

If in the case of Client:

President, Anja Krammer
1098 Hamilton Ct.
Menlo Park, CA
94025

14.                               The Agreement shall be governed and construed in accordance with the laws of the State of Maryland.  Any dispute between the parties shall be resolved in a state or federal court · located in Maryland; the parties hereby expressly agree to the jurisdiction and venue of such courts.  No waiver of any provision, whether by conduct or otherwise, in any one or more instances, shall be deemed to be a further or continuing waiver of any such provision.  This Agreement shall be binding upon and for the benefit of the undersigned parties, their successors, and their permitted assigns.  Except for assignment to a successor in interest that acquires a party by merger or acquisition, this Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted or purported assignment without such required consent shall be void.

Approved and Agreed:

BioPharmX, Inc.

/s/ Anja Krammer, President	4/16/14

Name, Title	Date

UPM Pharmaceuticals, Inc.

/s/ James E. Gregory	4-21/14
Name, Title	Date